UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Cogentix Medical, Inc.
(Name of Registrant as Specified in its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Cogentix Medical, Inc.
5420 Feltl Road
Minnetonka, Minnesota 55343

July 1, 2015

Dear Stockholders:

We are pleased to invite you to join us for the Cogentix Medical, Inc. Annual Meeting of Stockholders to be held on Friday, July 31, 2015, at 1:30 p.m., Central Daylight Time, at our corporate offices located at 5420 Feltl Road, Minnetonka, Minnesota 55343.  Details about the meeting, nominees for election to the Board of Directors and other matters to be acted on at the meeting are presented in the Notice of Annual Meeting of Stockholders and proxy statement that follow.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold.  Accordingly, please exercise your right to vote by completing, signing, dating and returning your proxy card, or by following the Internet or telephone voting instructions as described in the accompanying proxy statement, or by following the voting instructions on the Notice Regarding the Availability of Proxy Materials you received for the meeting.

On behalf of the Board of Directors and management of Cogentix Medical, it is my pleasure to express our appreciation for your support.

Sincerely,

Robert Kill
President and Chief Executive Officer

Your vote is important.  Please exercise your right to vote as soon as possible by completing, signing, dating and returning your proxy card, or by following the Internet or telephone voting instructions as described in the accompanying proxy statement.  By doing so, you may save us the expense of additional solicitation.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, JULY 31, 2015

To the Stockholders of Cogentix Medical, Inc.:

The Annual Meeting of Stockholders of Cogentix Medical, Inc., a Delaware corporation, will be held on Friday, July 31, 2015, at 1:30 p.m., Central Daylight Time, at our corporate offices located at 5420 Feltl Road, Minnetonka, Minnesota 55343 for the following purposes:

1.	To elect Kenneth H. Paulus and Kevin H. Roche to serve as directors for a three-year term ending at 2018 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending March 31, 2016.

3.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on June 20, 2015 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.  A stockholder list will be available at Cogentix’s corporate offices beginning 10 days prior to the date of the meeting during normal business hours for examination by any stockholder registered on Cogentix’s stock ledger as of the record date for any purpose germane to the meeting.

By Order of the Board of Directors,

Brett A. Reynolds
Senior Vice President, Chief Financial Officer and
July 1, 2015	Corporate Secretary

Minnetonka, Minnesota

As used in this proxy statement, references to “Cogentix,” “Cogentix Medical,” the “Company,” “we,” “us,” “our” and similar references refer to Cogentix Medical, Inc. (formerly known as Vision-Sciences, Inc.) and our consolidated subsidiaries, and the term “common stock” refers to our common stock, par value $0.01 per share.  All share and per share amounts have been adjusted to reflect the one-for-five reverse split of outstanding common stock effective March 31, 2015.

ii

5420 Feltl Road
Minnetonka, Minnesota 55343

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, JULY 31, 2015

The Board of Directors of Cogentix Medical, Inc. is using this proxy statement to solicit your proxy for use at the Cogentix Medical, Inc. 2015 Annual Meeting of Stockholders to be held at 1:30 p.m., Central Daylight Time, on Friday, July 31, 2015.  The Board of Directors expects to make available electronically or to send to our stockholders the Notice of Annual Meeting of Stockholders, this proxy statement and a form of proxy on or about July 1, 2015.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on Friday, July 31, 2015

Our proxy statement and our annual report on Form 10-K for the fiscal year ended March 31, 2015, are available at www.voteproxy.com

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

When and Where Will the Annual Meeting Be Held?

The Annual Meeting of Stockholders of Cogentix Medical, Inc. will be held on Friday, July 31, 2015, at 1:30 p.m., Central Daylight Time, at our corporate offices located at 5420 Feltl Road, Minnetonka, Minnesota 55343.

What are the Purposes of the Annual Meeting?

The purposes of the Annual Meeting are to vote on the following items:

1.	To elect Kenneth H. Paulus and Kevin H. Roche to serve as directors for a three-year term ending at 2018 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the year ending March 31, 2016.

3.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who is Entitled to Vote at the Annual Meeting?

Stockholders of record at the close of business on June 20, 2015 will be entitled to notice of and to vote at the meeting or any adjournment of the Annual Meeting.  As of that date, there were 26,270,456 shares of our common stock outstanding.  Each share of our common stock is entitled to one vote on each matter to be voted on at the Annual Meeting.  Stockholders are not entitled to cumulative voting rights in the election of directors.

How Do I Vote My Shares?

Your vote is important.  Whether you hold shares directly as a stockholder of record or beneficially in “street name” (through a broker, bank or other nominee), you may vote your shares without attending the Annual Meeting.  You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee.

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the web address http://www.voteproxy.com and following the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

•	Vote by Telephone, by dialing 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and following the instructions for telephone voting shown on your proxy card. Have your proxy card available when you call.

•	Vote by Mail, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote on the Internet or by telephone, please do not mail your proxy card.

•	In Person, by attending the annual meeting.

If your shares are held in street name, you may receive a separate voting instruction form or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

The deadline for voting by telephone or on the Internet is 10:59 p.m., Central Daylight Time, on Thursday, July 30, 2015.  Please see your proxy card or the information your bank, broker or other holder of record provided to you for more information on your options for voting.

How Will My Shares Be Voted?

If you return your signed proxy card or use the Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct.

For Proposal No. 1—Election of Directors, you may:

•	Vote FOR one or both of the two nominees for directors;

•	WITHHOLD your vote from both of the two director nominees; or

•	WITHHOLD your vote from one of the two director nominees that you designate.

For Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm, you may:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

If you send in your proxy card or use the Internet or telephone voting, but you do not specify how you want to vote your shares, the proxies will vote your shares:

•	FOR both of the two nominees for directors in Proposal No. 1— Election of Directors; and

•	FOR Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm.

How Does the Board of Directors Recommend that I Vote?

The Board of Directors recommends that you vote:

•	FOR both of the two nominees for directors in Proposal No. 1—Election of Directors; and

•	FOR Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm.

How Can I Revoke or Change My Vote?

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card to us;

•	Sending written notice of revocation to our Corporate Secretary; or

•	Attending the Annual Meeting and voting by ballot.

If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following the instructions your broker, bank or other nominee provides.

How Many Shares Must Be Present to Hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority (13,135,229 shares) of the issued and outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the Annual Meeting.  In general, shares of our common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum.  Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present.  A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter. The Annual Meeting may be adjourned to any other time and any other place by the stockholders present or represented at the meeting and entitled to vote even when such stockholders do not constitute a quorum.

What Vote is Required for Each Proposal?

Assuming a quorum is present or represented at the Annual Meeting, either in person or by proxy, the following vote is required for each of the following matters:

•	Proposal No. 1—Election of Directors requires the affirmative vote of a plurality of the votes cast at the election.

•	Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm requires the affirmative vote of a majority of shares of our common stock voting on the matter for approval.

If your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares on certain “routine” matters.  The routine matter to be submitted to our stockholders at the Annual Meeting is Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm.  Proposal No. 1—Election of Directors is not a routine matter.  Accordingly, if you do not direct your broker as to how to vote for a director in Proposal No. 1, your broker is not allowed to vote your shares on that proposal.

For purposes of Proposal No. 1, broker non-votes are not considered to be “votes cast” at the meeting.  As such, a broker non-vote will not be counted as a vote “For” or “Withheld” with respect to a director in Proposal No. 1; and, therefore, will have no effect on the outcome of the vote on such proposal.  Proxies marked “Abstain” will be counted in determining the total number of “votes cast” on each of the proposals and will have the effect of a vote “Against” a proposal.

Who Will Count the Votes?

We currently expect that American Stock Transfer & Trust Company, LLC will tabulate the votes, and our Corporate Secretary will be our inspector of elections for the Annual Meeting.

Who Do I Contact if I Have Questions Regarding the Annual Meeting?

If you have any questions or require assistance in voting your shares of common stock, please call our Corporate Secretary at (952) 426-6192.

Are There Any Matters to be Voted on at the Annual Meeting that are not Included in this Proxy Statement?

We are currently not aware of any business to be acted upon at the Annual Meeting other than that described in this proxy statement.  If other matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment, including any adjournment of the Annual Meeting if a quorum is not present.

How Will Business Be Conducted at the Annual Meeting?

The presiding officer at the Annual Meeting will determine how business at the meeting will be conducted.  Only nominations and other proposals brought before the Annual Meeting in accordance with the advance notice and information requirements of our Amended and Restated Bylaws will be considered, and no such nominations or other proposals were received.  In order for a stockholder proposal to have been included in our proxy statement for the Annual Meeting, our Corporate Secretary must have received such proposal a reasonable period of time before we began to print and send our proxy materials.  Complete and timely written notice of a proposed nominee for election to the Board of Directors at the Annual Meeting or a proposal for any other business to be brought before the Annual Meeting must have been received by our Corporate Secretary not later than February 17, 2015.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created by those sections.  We have identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “potential,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” and “continue”, the negative of these words, other words and terms of similar meaning and the use of future dates.  Forward-looking statements involve risks and uncertainties.  These uncertainties include factors that affect all businesses as well as matters specific to us.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Uncertainties and risks may cause our actual results to be materially different than those expressed in or implied by our forward-looking statements.  For us, particular uncertainties and risks include, among others, our history of operating losses and negative cash flow, uncertainties regarding clinical testing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance and other risks and uncertainties described in our filings with the Securities and Exchange Commission (the “SEC”), including our most recent annual report on Form 10-K.  All forward-looking statements in this proxy statement speak only as of the date of this proxy statement and are based on our current beliefs and expectations.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

Beneficial Ownership

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of June 15, 2015 for:

•	each person our company believes beneficially holds more than 5% of the outstanding shares of our common stock based solely on our company’s review of SEC filings;

•	each of our directors and nominees for directors;

•	each of the named executive officers named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table for Fiscal 2015” (we collectively refer to these persons as our “named executive officers”); and

•	all of our directors and named executive officers as a group.

The number of shares beneficially owned by a person includes shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days of June 15, 2015.  Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days of June 15, 2015 are outstanding for the purpose of computing the percentage of common stock owned by such person or group.  However, such unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person.

Except as otherwise indicated, the persons in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the notes to the table.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Common Stock	Beneficial Owners of More Than 5%
	Amici Capital, LLC(1) 825 N. Jefferson St., Suite 400 Milwaukee, WI 53202	1,555,257	5.9%

Common Stock	Named Executive Officers and Directors
	Robert C. Kill	933,205	3.5
	Kenneth H. Paulus	10,517	*
	Dr. Cheryl Pegus	18,000	*
	Lewis C. Pell	1,814,448	6.9
	Kevin Roche	79,673	*
	James P. Stauner	68,464	*
	Sven A. Wehrwein	51,533	*
	Howard I. Zauberman	339,999	1.3
	Darin Hammers	194,207	*
	Brett A. Reynolds	178,711	*
	Mark Landman	98,205	*
	Jitendra Patel	77,321	*
Common Stock	All Named Executive Officers and Directors as a Group	3,865,283	14.3

*	Represents beneficial ownership of less than one percent.

(1)	The business address for each of the directors and named executive officers of Cogentix is c/o Cogentix Medical, Inc., 5420 Feltl Road, Minnetonka, Minnesota 55343.

(2)	Includes for the persons listed below the following shares of common stock subject to options held by such persons that are currently exercisable or become exercisable within 60 days of June 15, 2015:

Name	Shares of Common Stock Underlying Stock Options
Robert C. Kill	351,731
Kenneth H. Paulus	-
Dr. Cheryl Pegus	2,000
Lewis C. Pell	-
Kevin Roche	-
James P. Stauner	19,835
Sven A. Wehrwein	19,835
Howard I. Zauberman	189,999
Darin Hammers	48,441
Brett A. Reynolds	48,441
Mark Landman	47,276
Jitendra Patel	38,812

766,370

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  Directors, executive officers and greater than 10 percent beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file with the SEC.  To our knowledge, based on a review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended March 31, 2015, and based on written representations by our directors and executive officers, all required Section 16(a) reports under the Exchange Act, for our directors, executive officers and beneficial owners of greater than 10 percent of our common stock were filed on a timely basis during the year ended March 31, 2015, except that Howard I. Zauberman, current director and our former President and CEO, failed to file timely two reports on Form 4 reporting a grant of nonqualified stock options on May 8, 2014 and a grant of restricted stock on October 21, 2014; each of Mark S. Landman and Jitendra Patel, our former officers, failed to file one report on Form 4 reporting a grant of restricted stock on October 21, 2014; Gary Siegel, our former officer, failed to file two reports on Form 4 reporting a grant of stock options on June 26, 2014 and a grant of restricted stock on October 21, 2014; and Lewis C. Pell, current director, inadvertently failed to file timely eight reports on Form 4, as follows:

(i)            Form 4 filed June 9, 2014 reflecting purchases of common stock on June 3, 2014 and June 6, 2014, of which the purchases on June 3, 2014 were reported late;

(ii)           Form 4 filed August 12, 2014 reflecting purchases of common stock on August 7, 2014 and August 8, 2014, of which the purchases on August 7, 2014 were reported late;

(iii)         Form 4 filed August 14, 2014 reflecting purchases of common stock on August 11, 2014, August 12, 2014, and August 13, 2014, of which the purchases on August 11, 2014 were reported late;

(iv)         Form 4 filed August 20, 2014 reflecting purchases of common stock on August 14, 2014, August 15, 2014, August 18, 2014 and August 19, 2014, of which the purchases on August 14, 2014 and August 15, 2014 were reported late;

(v)          Form 4 filed August 28, 2014 reflecting purchases of common stock on August 20, 2014, August 21, 2014, August 25, 2014 and August 26, 2014, of which the purchases on August 20, 2014, August 21, 2014 and August 25, 2014 were reported late;

(vi)         Form 4 filed September 10, 2014 reflecting purchases of common stock on September 4, 2014, September 5, 2014 and September 8, 2014, of which the purchases on September 4, 2014 and September 5, 2014 were reported late;

(vii)       Form 4 filed September 15, 2014 reflecting purchases of common stock on September 9, 2014, September 10, 2014, September 11, 2014 and September 12, 2014, of which the purchases on September 9, 2014 and September 10, 2014 were reported late; and

(viii)      Form 4 filed February 13, 2015 reflecting (1) purchases of common stock on February 11, 2015 and February 12, 2015, both of which were reported timely; and (2) reporting issuances of convertible promissory notes on January 25, 2013, March 12, 2013, April 19, 2013, June 10, 2013, July 24, 2013, October 7, 2013, November 26, 2013, January 21, 2014, March 13, 2014, June 16, 2014, August 12, 2014 and October 24, 2014, all of which were reported late.

We have put a more robust process in place to monitor transactions in our equity securities by our directors and officers in order to ensure timely Section 16 reporting going forward.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Number of Directors; Classes of Directors

Our Amended and Restated Bylaws provide that the Board of Directors will consist of at least three members and the exact number of directors within such limitation will be fixed from time to time by the Board of Directors.  The number of directors fixed by the Board of Directors is eight as of the date of the Annual Meeting.

Our Amended and Restated Bylaws provide that our Board of Directors will be divided into three classes:  Class I, Class II and Class III.  No one class of directors will have more than one more director than any other class.

The following table indicates the current members of the Board of Directors and Classes in which they serve:

Class I - Term ending at 2016 Annual Meeting	Class II – Term ending at 2017 Annual Meeting	Class III – Term ending at 2015 Annual Meeting
Lewis C. Pell	Robert C. Kill	Kenneth H. Paulus
James P. Stauner	Dr. Cheryl Pegus	Kevin H. Roche
Howard I. Zauberman	Sven A. Wehrwein

Nominees for Director – Class III Directors

The Board of Directors has nominated the Kevin H. Roche and Kenneth H. Paulus to serve as Class III directors for a three-year term ending at 2018 Annual Meeting of Stockholders or until their respective successors are elected and qualified.  Both of the nominees are current members of the Board of Directors.

If prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for the nominee will be voted for a substitute nominee as selected by the Board of Directors.  The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Information About Current Directors and Board Nominees and Merger with Uroplasty

In connection with the completion of the merger (the “Merger”) of Uroplasty, Inc. (“Uroplasty”) with and into a wholly-owned subsidiary of Vision-Sciences, Inc. (“Vision”) on March 31, 2015, we appointed the following directors to the Board of Directors of our company (formerly known as Vision): Robert C. Kill, Kenneth H. Paulus, Kevin H. Roche, James P. Stauner and Sven A. Wehrwein, each a director of Uroplasty prior to the Merger. Also in connection with the Merger, David W. Anderson, Katsumi Oneda and John Rydzewski, each a director of Vision, resigned from the Board of Directors of our company upon the completion of the Merger. The table below sets forth certain information that has been furnished to us by each current director and each individual who has been nominated by the Board of Directors to serve as a director of our company.

Name	Age	Director Since

Robert C. Kill	51	2015

Kenneth H. Paulus (1)(2)	55	2015

Dr. Cheryl Pegus (1)(2)	51	2013

Lewis C. Pell	71	2005

Kevin H. Roche (2)(3)	64	2015

James P. Stauner (3)	60	2015

Sven A. Wehrwein (1)(3)	64	2015

Howard I. Zauberman	62	2013

(1)	Member of the Compensation Committee
(2)	Member of the Governance and Nominating Committee
(3)	Member of the Audit Committee

As of the effective time of the Merger (the “Merger Effective Time”), each Uroplasty share of common stock outstanding immediately prior to the Merger Effective Time (other than Uroplasty shares held by Uroplasty as treasury stock and Uroplasty shares of common stock owned by Uroplasty, our company or any of their respective subsidiaries, which Uroplasty shares were cancelled) was converted into the right to receive 0.72662 shares of our common stock. This calculation reflected the 3.6331 exchange ratio (as defined in the Agreement and Plan of Merger our company entered into with Uroplasty on December 21, 2014 (the “Merger Agreement”)) as adjusted for our one-for-five reverse stock split plus cash (without interest) in lieu of fractional shares in an amount equal to the product of (a) such fractional part of a share of our common stock, multiplied by (b) $1.85, the closing price for a share of our common stock as reported on NASDAQ Stock Market on March 30, 2015, the trading day immediately prior to the Merger Effective Time, adjusted for our one-for-five reverse stock split.

Immediately following the Merger Effective Time, our shareholders (of record immediately prior to the Merger) owned approximately 37.5% and former Uroplasty shareholders owned approximately 62.5% of our company on a fully-diluted basis, excluding shares of our common stock issuable upon the conversion of promissory notes and warrants held by Mr. Lewis C. Pell, our former Chairman (which were amended in connection with the Merger).

Additional Information About Current Directors and Board Nominees

The paragraphs below provide information about each current director and nominee for director, including all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or served as a director during the past five years.  We believe that all of our director nominees display personal and professional integrity; appropriate levels of education and/or business experience; business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate amount of time to the work of the Board of Directors and its committees; a fit of skills and personality with those of our other directors that helps build a board of directors that is effective, collegial and responsive to the needs of our company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders.  The information presented below regarding each current director and nominees for directors also sets forth specific experience, qualifications, attributes and skills that led the Board of Directors to the conclusion that each of them should serve as a director in light of our business.

Robert C. Kill has served as the President, Chief Executive Officer and Chairman of the Board of Directors of our company since the Merger. Prior to the Merger, Mr. Kill had served as a director of Uroplasty since December 2010, Chairman of Uroplasty’s Board of Directors since May 2014, and served as Uroplasty’s interim Chief Executive Officer from April 2013 until appointed as Uroplasty’s President and Chief Executive Officer in July 2013. He had also served as the President and Chief Executive Officer of Uroplasty from July 2013 until March 31, 2015. Since 2012, Mr. Kill has been an Operating Partner with Altamont Capital Partners, a private equity firm. He had served as President from 2007 to 2012, as Chairman and CEO from 2009 to 2010 while the company was public, and as CEO and a Board member from 2010 to 2012 after it became a private company, of Virtual Radiologic Corporation, a national radiology organization that uses technology to enhance radiologic practice. Prior to joining Virtual Radiologic, Mr. Kill was President of Physicians Systems for Misys Healthcare Systems, a provider of clinical and practice management software applications to physician practices, group practices, health systems and managed services organizations. Before joining Misys Healthcare Systems in 2002, Mr. Kill was Executive Vice President of Entertainment Publications, Inc., where he was employed from 1996 through 2001, and Vice President of Operations for Baxter Healthcare, where he was employed from 1986 through 1996. Mr. Kill brings to the Board of Directors of our company substantial experience and insight in executive management of rapidly growing public companies, particularly companies focused on health care.

Kenneth H. Paulus has served as a director of our company since the Merger. Prior to the Merger, Mr. Paulus had served as a director of Uroplasty since October 2014. From June 2009 to December 31, 2014, he had served as the President and Chief Executive Officer of Allina Health, a health care delivery system serving Minnesota and western Wisconsin. He joined Allina Health in 2005 as Chief Operating Officer after serving five years as the President and Chief Executive Officer of HealthOne Care (now Atrius Health System). Mr. Paulus’ extensive knowledge of the health care industry and his leadership experience make him well-suited to serve as a member of the Board of Directors of our company.

Dr. Cheryl Pegus, M.D., M.P.H. has been a director of our company since 2013. She is currently the Director, Division of General Internal Medicine and Clinical Innovation, Associate Chair, Clinical Innovation at NYU Langone Medical Center, and Clinical Professor of Medicine and Population Health at NYU School of Medicine. Dr. Pegus is the President of Caluent, LLC, a health care advisory company, a Director of Glytec, a glycemic clinical software organization, and President of the American Heart Association Founder's Affiliate. Previously, she was the Chief Medical Officer for Walgreens and served as the General Manager and Chief Medical Officer for SymCare Personalized Health Solutions, Inc., a J&J start-up company. Dr. Pegus has more than 20 years of clinical practice and industry experience that make her well-suited to serve as a member of the Board of Directors of our company.

Lewis C. Pell is a co-founder of our company and, prior to the Merger, had served as the Chairman of the Board of Directors of our company since 2005. Mr. Pell also briefly served as Vision’s Principal Executive Officer from June 2013 to August 2013. Prior to 2005, Mr. Pell served as Vice-Chairman of the Vision board of directors since 1992. Mr. Pell is a founder or co-founder and chairman and director of several privately held medical device companies and is the chairman of Photomedex, Inc., a publicly-traded dermatology company. We believe Mr. Pell’s extensive experience with Vision and other companies in the medical device industry, particularly his experience serving as a founder and a member of the board of directors of numerous medical device companies, and creating and developing new and emerging companies and bringing innovative medical device and technology to the marketplace, makes him well-suited to serve as a member of the Board of Directors of our company.

Kevin H. Roche has served as a director of our company since the Merger and is also an advisor to Triple Tree, an investment banking and venture funding firm. Prior to the Merger, Mr. Roche had served as a director of Uroplasty since May 2014. He currently leads Roche Consulting, LLC, a general health care consulting and investing firm providing strategic, operational, legal and other business advice to industry clients. He previously served as the General Counsel of UnitedHealth Group, later becoming CEO of their Ingenix division. Mr. Roche also served as managing partner at Vita Advisors LLC, a health care mergers and acquisition advisory firm. Mr. Roche had also served on the board of directors of Virtual Radiologic Corporation from 2008 until 2010. Mr. Roche brings extensive health care, operations and legal experience to the Board of Directors of our company, including serving on the boards, compensation committees and/or audit committees of a number of private health care companies.

James P. Stauner has served as the lead independent director of our company since the Merger. Prior to the Merger, Mr. Stauner had served as Uroplasty’s director since August 2006, Chairman of the Board of Uroplasty from November 2011 until May 2014, and lead independent director since May 2014. Mr. Stauner has over 30 years of experience in the health care industry. Since July 2005, he has been an Operating Partner with Roundtable Healthcare Partners, a private equity firm focused on the health care industry. Prior to joining Roundtable Healthcare Partners, Mr. Stauner held Senior Executive level positions at Cardinal Health, Inc., Allegiance Healthcare and Baxter. Mr. Stauner’s extensive knowledge of the health care industry and of the characteristics sought by a private equity firm for investment in the health care industry, and experience in operating and managing a medical products business and in finance make him well-suited to serve as a member of the Board of Directors of our company.

Sven A. Wehrwein has served as a director of our company since the Merger. Prior to the Merger, Mr. Wehrwein had served as a director of Uroplasty since August 2006. Mr. Wehrwein has been an independent financial consultant for emerging companies since 1999. He has more than 35 years of experience as an investment banker, chief financial officer, and certified public accountant (inactive). He currently serves on the board of directors of Proto Labs, Inc., a manufacturer of custom parts, and SPS Commerce, a supply chain management software company, both of which are publicly traded companies. Mr. Wehrwein also served on the board of directors of Compellent Technologies, Inc. from 2007 until its acquisition by Dell Inc. in 2011, on the board of Vital Images, Inc. from 1997 until its acquisition by Toshiba Medical in 2011, on the board of Synovis Life Technologies, Inc. from 2004 until its acquisition by Baxter International, Inc. in 2012, and on the board of directors of Image Sensing Systems, Inc. from 2006 to 2012. Mr. Wehrwein brings to the Board of Directors of our company substantial financial experience and public and private company board experience.

Howard I. Zauberman has served as a director of our company since 2013. Prior to the Merger, Mr. Zauberman had also served as President and Chief Executive Officer of our company. Mr. Zauberman has over 30 years of experience as a leader in the medical products industry. Prior to joining our company, from 2005 to 2012, he was Vice President of Business Development at Henry Schein, Inc., a leading global health care distributor serving office based medical practitioners. Mr. Zauberman also served as a Special Venture Partner at Galen Partners, a health care growth equity and late stage venture capital firm, focused on technology enabled services, medical devices and specialty pharmaceuticals. Mr. Zauberman also held senior management positions at ETHICON, Inc. a Johnson & Johnson company and Pfizer, Inc. Mr. Zauberman’s knowledge and executive leadership in the health care industry make him well-suited to serve as a member of the Board of Directors of our company.

Board Recommendation

The Board of Directors recommends a vote FOR the election of both of the nominees for directors named in this proxy statement.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2016, and to perform such other appropriate accounting services as may be approved by the Audit Committee.  Grant Thornton was engaged as our independent registered public accounting firm in connection with, and upon the closing of, the Merger, and had been engaged by Uroplasty as its independent registered public accounting firm since February 2008 until the Merger. Our company's former independent registered public accounting firm, EisnerAmper LLP (“EisnerAmper”), resigned as our independent registered public accounting firm following the closing of the Merger. Prior to the closing of the Merger, EisnerAmper had served as our independent registered public accounting firm since March 2010. The change of our independent registered public accounting firm was not the result of any disagreement with EisnerAmper. EisnerAmper’s report on the financial statements for our fiscal 2014 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

The Audit Committee and the Board of Directors propose and recommend that our stockholders ratify the selection of Grant Thornton to serve as our company’s independent auditors for the fiscal year ending March 31, 2016.

Although stockholder approval of the appointment of Grant Thornton is not required by law or by our governing documents, the Audit Committee wishes to submit the selection of Grant Thornton to our stockholders for ratification.  No determination has been made as to what action the Audit Committee would take if our stockholders do not ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of our company and stockholders.

Representatives of Grant Thornton will be present at the Annual Meeting to respond to appropriate questions.  They also will have an opportunity to make a statement if they wish to do so. No representative of EisnerAmper will be present at the Annual Meeting.

Audit, Audit-Related, Tax and Other Fees

The tables below present fees for professional services rendered by each of Grant Thornton and EisnerAmper, and their respective affiliates for the years ended March 31, 2015 and March 31, 2014.

	Aggregate Amount Billed by Grant Thornton(2)		Aggregate Amount Billed by EisnerAmper
	2015	2014	2015		2014
Audit Fees(1)	$214,310	$-	$-		$112,690
Audit-Related Fees	-	-	39,690		-
Tax Fees	-	-	24,600		28,250
All Other Fees	-	-	96,815	(3)	1,750

(1)	Audit fees consisted of the audit of our annual financial statements of our company for the years ended March 31, 2015 and March 31, 2014.
(2)	Grant Thornton was engaged as our independent registered public accounting firm on the last day of our fiscal 2015 in connection with the closing of the Merger.
(3)	Fees pertain to work performed in connection with the Merger.

Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures pursuant to which all audit, audit-related and tax services, and all permissible non-audit services provided by our independent registered public accounting firm must be pre-approved by the Audit Committee.  All services rendered by Grant Thornton and EisnerAmper during our fiscal year 2015 were permissible under applicable laws and regulations and were approved in advance by the Audit Committee in accordance with the rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002, other than de minimis non-audit services allowed under applicable law.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016.

CORPORATE GOVERNANCE

Introduction

Our shares of common stock trade on The NASDAQ Stock Market, Inc. ("NASDAQ") under the symbol “CGNT.”

Subsequent to the Merger, our Board of Directors has taken several actions to improve our corporate governance.  These actions include the approval of:

•	Revised charters for the Audit Committee, the Compensation Committee and the Governance and Nominating Committee of the Board of Directors;

•	Revised Amended and Restated Code of Ethics and Business Conduct;

•	Revised Insider Trading Policy;

•	Adoption of Corporate Governance Guidelines;

•	Adoption of a Policy Statement Regarding Director Nominations; and

•	Adoption of Director Expense Reimbursement Policy.

Corporate Governance Guidelines

On May 6, 2015, the Board of Directors, upon recommendation of the Governance and Nominating Committee, adopted Corporate Governance Guidelines. These Corporate Governance Guidelines are intended to serve as a flexible framework within which the Board of Directors may conduct its business and not as a set of legally binding obligations. These Corporate Governance Guidelines are subject to modification from time to time by the Board of Directors or the Governance and Nominating Committee. A copy of these Corporate Governance Guidelines can be found on the Corporate Governance section of our corporate website at http://ir.cogentixmedical.com. Among the topics addressed in our Corporate Governance Guidelines are:

•	Director Qualification Standards and Responsibility

•	Size of the Board of Directors

•	Board Committees

•	Board Leadership

•	Board Meetings

•	Executive Sessions of Independent Directors

•	Director Compensation

•	Conflict of Interest and Director Independence

•	Ethical Conduct and Confidentiality

Director Independence

For a director of our company to be considered independent, the director must meet the independence standards under the listing standards of NASDAQ and the Board of Directors must affirmatively determine that the director has no material relationship with us, directly, or as a partner, stockholder or officer of an organization that has a relationship with us. For example, under these standards, a director who is, or during the past three years was, employed by our company or by any parent or subsidiary of our company, other than prior employment as an interim chair or interim chief executive officer, would not be considered independent. The Board of Directors determines director independence based on an analysis of the independence requirements of the NASDAQ listing standards. In addition, the Board of Directors will consider all relevant facts and circumstances in making an independence determination. The Board also considers all commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationships any director may have with us. The Board has determined that all of the directors and director nominees, other than Mr. Kill, Mr. Pell and Mr. Zauberman, satisfy the independence standards of NASDAQ.

Board Leadership Structure

The Board of Directors believes that our stockholders are best served if the Board of Directors retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time.  Accordingly, under our Corporate Governance Guidelines, the office of Chair of the Board and Chief Executive Officer may or may not be held by one person.  The Board of Directors believes it is best not to have a fixed policy on this issue and that it should be free to make this determination based on what it believes is best under the circumstances.  However, the Board of Directors strongly endorses the concept of an independent director being in a position of leadership for the rest of the outside directors.  Under our Corporate Governance Guidelines, if at any time the Chief Executive Officer and Chair of the Board positions are held by the same person, the Board of Directors will elect an independent director as a lead independent director.

Robert C. Kill currently serves as our executive Chairman of the Board, and James P. Stauner currently serves as our lead independent director.  Robert C. Kill currently serves as our President and Chief Executive Officer.  We currently believe this leadership structure is in the best interests of our company and stockholders.

Executive Sessions

At each regular meeting of the Board of Directors, our independent directors meet in executive session with no company management or other interest directors present during a portion of the meeting.  Mr. Stauner, as our lead independent director, presides over these executive sessions and serves as a liaison between the independent directors and our Chief Executive Officer.

Board Meetings and Attendance

The Board of Directors held 8 meetings during our fiscal 2015.  All of our directors attended 75 percent or more of the aggregate meetings of the Board of Directors and all committees on which they served during our fiscal 2015.

Board Committees

The Board of Directors has three standing committees:  Audit Committee, Compensation Committee and Governance and Nominating Committee. Each of these committees has the composition and responsibilities described below. The Board of Directors from time to time may establish other committees to facilitate the management of our company and may change the composition and the responsibilities of our existing committees.  Each of our three standing committees has a charter which can be found on the on the Corporate Governance section of our corporate website at http://ir.cogentixmedical.com. The table below summarizes the current membership of each of our three standing board committees by our non-employee directors.  None of our employee directors or non-independent directors serve as a member of any of our board committees.

Director	Audit	Compensation	Governance and Nominating Committee
Kenneth H. Paulus	—	Chair	√
Cheryl Pegus M.D., M.P.H	—	√	√
Kevin H. Roche	√	—	Chair
James P. Stauner	√	—	—
Sven A. Wehrwein	Chair	√	—

Audit Committee

Responsibilities.  The primary responsibilities of the Audit Committee include:

•	overseeing our accounting and financial reporting processes, systems of internal control over financial reporting and disclosure controls and procedures on behalf of the Board of Directors and reporting the results or findings of its oversight activities to the Board of Directors;

•	having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and pre-approving all audit services and permissible non-audit services to be performed for us by our independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the SEC; and

•	overseeing our system to monitor and manage risk, and legal and ethical compliance programs, including the establishment and administration (including the grant of any waiver from) of a written code of ethics applicable to each of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

The Audit Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition and Audit Committee Financial Expert.  The current members of the Audit Committee are Messrs. Roche, Stauner and Wehrwein.  Mr. Wehrwein is the chair of the Audit Committee.

Each current member of the Audit Committee qualifies as “independent” for purposes of membership on audit committees under the listing standards of NASDAQ and the rules and regulations of the SEC and is “financially literate” under the listing standards of NASDAQ.  In addition, the Board of Directors has determined that Mr. Wehrwein qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the listing standards of NASDAQ as a result of his extensive experience as a public company director, management experience in financial accounting as a former chief financial officer of several public companies as well as auditing experience as a CPA, and considerable experience in investment banking with several Wall Street firms.  Stockholders should understand that these designations related to the Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters are disclosure requirements of the SEC and NASDAQ and do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of the Board of Directors.

Meetings.  The Audit Committee met 4 times during our fiscal 2015.

Compensation Committee

Responsibilities.  The primary responsibilities of the Compensation Committee include:

•	determining the annual salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our Chief Executive Officer and other executive officers;

•	determining any revisions to corporate goals and objectives with respect to compensation for our chief executive officer and other executive officers and establishing and leading a process for the full Board of Directors to evaluate the performance of our Chief Executive Officer and other executive officers in light of those goals and objectives;

•	administering our equity-based compensation plans, including determining specific grants of incentive awards for executive officers and other employees under our equity-based compensation plans;

•	reviewing and discussing with our Chief Executive Officer and reporting periodically to the Board of Directors plans for executive officer development and corporate succession plans for the Chief Executive Officer and other key executive officers and employees; and

•	establishing and leading a process for determination of the compensation applicable to the non-employee directors on the Board of Directors.

The Compensation Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition.  The current members of the Compensation Committee are Mr. Paulus, Dr. Pegus and Mr. Wehrwein.  Mr. Paulus is the chair of the Compensation Committee.  Each of the three current members of the Compensation Committee is an “independent director” under the listing standards of NASDAQ and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

Meetings.  The Compensation Committee met twice, and took action 5 times by written consent during our fiscal 2015.

Processes and Procedures for Consideration and Determination of Executive Compensation.  As described above, the Compensation Committee has authority to determine all compensation applicable to our executive officers.  In setting executive compensation for our executive officers, the Compensation Committee considers the following primary factors: each executive’s position within the company and the level of responsibility; the ability of the executive to affect key business initiatives; the executive’s individual experience and qualifications; compensation paid to executives of comparable positions by companies similar to our company; company and individual performance; the executive’s current and historical compensation levels; and input from the Compensation Committee’s independent consulting firm, if any.

The Compensation Committee meets in executive session regularly and makes all executive compensation decisions without the presence of the Chief Executive Officer or any executive or employee of our company. The Compensation Committee may invite members of management and outside advisors to participate in Compensation Committee meetings to provide financial or other information useful to the performance of its responsibilities. The Committee did not utilize the services of any compensation consultants during the preceding three fiscal years.

Processes and Procedures for Consideration and Determination of Director Compensation.  The Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to establish and lead a process for determination of compensation payable to our non-employee directors.  The Compensation Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes the final decisions.

Governance and Nominating Committee

Responsibilities.  The primary responsibilities of the Governance and Nominating Committee are:

•	overseeing all aspects of corporate governance, including acting as an independent committee evaluating transactions between our company on the one hand and the members of the Board of Directors or officers on the other;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending director nominees for each annual meeting of our stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;

•	being aware of best practices in corporate governance and developing and recommending to the Board of Directors a set of corporate governance standards to govern the Board of Directors, its committees, our company and our employees in the conduct of our business and affairs; and

•	developing and overseeing a Board and Board committee evaluation process.

When reviewing related party transactions, the Governance and Nominating Committee considers all relevant facts and circumstances, including:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefits, or lack thereof, to our company;

•	opportunity costs of alternate transactions; and

•	the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person.

The Governance and Nominating Committee only approves or ratifies a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of our company and stockholders. No related party transactions will be consummated without the approval or ratification of our Governance and Nominating Committee and the disinterested members of the Board of Directors.  It is our policy that directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest.

The Governance and Nominating Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition.  The current members of the Governance and Nominating Committee are Dr. Pegus and Messrs. Paulus and Roche.  Mr. Roche is the chair of the Governance and Nominating Committee.  Each of the four current members of the Governance and Nominating Committee is an “independent director” within the meaning of the listing standards of NASDAQ.

Meetings.  The Governance and Nominating Committee did not meet during our fiscal 2015, but took action twice by written consent.

Director Nominations Process

On May 6, 2015, the Board of Directors, upon recommendation of the Governance and Nominating Committee, adopted our company’s Policy Statement regarding Director Nominations (“Director Nominating Policy”). A copy of the Director Nominating Policy can be found on the Corporate Governance section of our corporate website at http://ir.cogentixmedical.com. The Governance and Nominating Committee is responsible for identifying, reviewing, and recommending to the Board of Directors director nominees.

It is the Governance and Nominating Committee’s policy to consider director candidates recommended by our stockholders.  It is further the committee’s policy to apply the same criteria in reviewing candidates proposed by stockholders as it employs in reviewing candidates proposed by any other source. Under the Director Nominating Policy, the Governance and Nominating Committee considers, among other factors, age, personal qualities, experience, independence, commitment, antitrust considerations, willingness to serve, professional skills and background, diversity and corporate directorships for reviewing and recommending director candidates for election. And these qualifications may change significantly during the course of a year, depending on changes in the Board of Directors and our company’s business needs and environment.

The Governance and Nominating Committee will conduct periodic assessments of the overall composition of the Board of Directors in light of our company’s current and expected business needs and structure and, as a result of such assessments, the committee may establish specific qualifications that it will seek in director candidates. In light of such assessments, the committee may seek to identify new director candidates who possess (i) the specific qualifications established by the committee and (ii) who satisfy the other requirements for the Board of Directors and committee membership as set forth in our company’s certificate of incorporation and bylaws and other relevant policies.

On an annual basis, the Governance and Nominating Committee also reviews incumbent candidates for re-nomination to the Board of Directors.  This review involves an analysis of whether the directors satisfy applicable regulatory requirements for service on the Board of Directors and its committees (including qualifying as independent), evaluating the past performance of directors in light of the criteria set forth in the Director Nominating Policy, the input of other directors regarding the performance of the directors seeking re-nomination and considering the overall composition of the Board of Directors in light of our company’s current and expected future business needs and structure.

The Governance and Nominating Committee then annually recommends a slate of candidates to be considered by the Board of Directors and to be submitted for approval to our stockholders at our annual stockholders meeting.  This slate of candidates may include both incumbent and new directors.  In addition, apart from this annual process, the committee may, in accordance with our governing documents, recommend that the Board of Directors elect new members of the Board of Directors who will serve until the next annual stockholders meeting.

Board Oversight of Risk

The Board of Directors as a whole has responsibility for risk oversight, with more in-depth reviews of certain areas of risk being conducted by the relevant Board committees that report on their deliberations to the full Board of Directors.  The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide information to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.  The areas of risk that we focus on include regulatory, operational, financial (accounting, credit, liquidity and tax), legal, compensation, competitive, health, safety and environment, economic, political and reputational risks.

The standing committees of the Board of Directors oversee risks associated with their respective principal areas of focus.  The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, on our processes for the management of business and financial risk, our financial reporting obligations and for compliance with significant applicable legal, ethical and regulatory requirements.  The Audit Committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company.  The Compensation Committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning.  The Governance and Nominating Committee oversees risks relating to our corporate governance matters and policies and director succession planning.

We recognize that a fundamental part of risk management is understanding not only the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our company.  The involvement of the full Board of Directors in setting our business strategy is a key part of the Board’s assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for our company.

We believe our current Board leadership structure is appropriate and helps ensure proper risk oversight for our company for a number of reasons, including: (1) general risk oversight by the full Board of Directors in connection with its role in reviewing our key long-term and short-term business strategies and monitoring on an on-going basis the implementation of our key business strategies; (2) more detailed oversight by our standing Board committees that are currently comprised of and chaired by our independent directors, and (3) the focus of our Chair of the Board on allocating appropriate Board agenda time for discussion regarding the implementation of our key business strategies and specifically risk management.

Code of Ethics and Business Conduct

On May 6, 2015, the Board of Directors adopted our Amended and Restated Code of Ethics and Business Conduct, which applies to all of our directors, executive officers, and other employees, and meets the requirements of the SEC.  A copy of our Code of Ethics and Business Conduct is available on the Corporate Governance section of our corporate website at http://ir.cogentixmedical.com. We intend to disclose any future amendments to our Amended and Restated Code of Ethics, or waivers granted to our executive officers from a provision to the Amended and Restated Code of Ethics, on our website.

Audit Committee Report

This report is furnished by the Audit Committee of the Board of Directors with respect to our financial statements for the year ended March 31, 2015.

One of the purposes of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements.  Our management is responsible for the preparation and presentation of complete and accurate financial statements.  Our independent registered public accounting firm, Grant Thornton, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

In performing its oversight role, the Audit Committee has reviewed and discussed our audited financial statements for the year ended March 31, 2015 with our management.  Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.  The Audit Committee has discussed with Grant Thornton, our independent registered public accounting firm, the matters required to be discussed under Public Company Accounting Oversight Board standards.  The Audit Committee has received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with audit committees concerning independence.  The Audit Committee has discussed with Grant Thornton its independence and concluded that the independent registered public accounting firm is independent from our company and our management.

Based on the review and discussions of the Audit Committee described above, the Audit Committee recommended to the Board of Directors that our audited financial statements for the year ended March 31, 2015 be included in our annual report on Form 10-K for the year ended March 31, 2015 for filing with the Securities and Exchange Commission.

This report is dated as of July 1, 2015.

Audit Committee
Sven A. Wehrwein, Chair
Kevin H. Roche
James P. Stauner

Policy Regarding Director Attendance at Annual Meetings of Stockholders

Although it is not a policy of the Board of Directors, all members of the Board of Directors are expected to attend our annual meeting of stockholders, if their schedules permit.

Process Regarding Stockholder Communications

Stockholders may communicate with the Board of Directors or any one particular director by sending correspondence, addressed to our Corporate Secretary, Cogentix Medical, Inc., 5420 Feltl Road, Minnetonka, Minnesota 55343, with an instruction to forward the communication to the Board of Directors or one or more particular directors.  Our Corporate Secretary will forward promptly all such stockholder communications to the Board of Directors or the one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

Nominations of directors by stockholders will be considered and reviewed by the Governance and Nominating Committee, which will determine whether these nominations should be presented to the Board of Directors. Candidates are required to have the minimum qualifications that the Governance and Nominating Committee uses in its director recommendations.

According to the Director Nominating Policy, a stockholder (or group of stockholders) wishing to submit a nominating recommendation for an annual meeting of stockholders must ensure that it is received by our company not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. In the event that the date of the annual meeting of stockholders for the current year is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of our company’s proxy statement for the annual meeting of stockholders for the current year. In notifying the Governance and Nominating Committee, the nominating stockholder should provide certain information to the committee by correspondence addressed to our Corporate Secretary at the mailing address provided above.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

As described in more detail under the heading “Corporate Governance—Compensation Committee—Responsibilities,” the Board of Directors has delegated to the Compensation Committee the responsibility, among other things, to establish and lead a process for the determination of compensation payable to our non-employee directors.  The Compensation Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board of Directors, which then makes final decisions regarding such compensation.

The principal elements of our director compensation program for our fiscal 2015 included (i) annual cash compensation (in each case, paid in advance quarterly installments) in the forms of:

•	Non-employee director fee of $20,000;

•	Committee Chair fee of $4,000; and

•	Lead independent director fee of $4,000;

and (ii) equity compensation in the forms of:

•	Grant of Restricted Stock consisting of 5,000 shares of restricted common stock and an additional 3,000 shares of restricted common stock issued to our lead independent director in each case granted upon the date of the Annual Meeting, which vest quarterly over the year of the grant in each case, conditioned upon the waiver of each director’s right to receive an annual grant of options under the 2003 Director Option Plan.

These elements of the director compensation program were the elements used to compensate non-employee directors of Vision prior to the completion of the Merger.  Following the completion of the Merger and during our fiscal 2016, the principal elements of our non-employee director compensation program have not changed.  Our non-employee director compensation will be reviewed by the Compensation Committee of the Board of Directors and may be subject to change.

Further, we do not compensate our employee directors separately for serving on the Board of Directors.

Cash Compensation

The cash compensation paid to our non-employee directors for our fiscal 2015 consisted of the following:

Description	Annual Cash Retainer(1)(2)
Non-employee Director (other than Chairman)	$20,000
Each Committee Chair	$4,000
Lead Independent Director	$4,000

(1) The annual cash retainers are paid in advance quarterly installments.
(2) For fiscal 2015, the fees for each member of Uroplasty Board of Directors who is not also an employee, payable quarterly, consisted of (i) an annual $24,000 retainer for each member of the Board, (ii) annual fees of $4,000 for each member of Uroplasty’s Compensation Committee, $5,000 to each member of Uroplasty’s Audit Committee and $2,000 for each member of Uroplasty’s Nominating and Corporate Governance Committee; and (iii) annual fees (in addition to the board retainer and committee fees) of $12,000 for the non-executive Chair of the Board or lead independent director of the Board, $8,000 to the Audit Committee Chair, $5,000 for the Compensation Committee Chair and $3,500 for the Nominating and Corporate Governance Committee Chair.

Equity-Based Incentive Compensation

In addition to cash compensation, in our fiscal 2015, each of our non-employee directors received equity-based incentive compensation in the form of a grant of restricted stock awards upon the date of annual meeting of stockholders with the underlying shares vesting quarterly over the year of the grant.  See note 3 to the Director Compensation Table under the heading “—Summary Director Compensation Table for Fiscal 2015” for a summary of all options to purchase shares of our common stock held by our non-employee directors as of March 31, 2015.

The 2003 Director Option Plan, as amended (the “2003 Director Plan”), of our company provides for the grant of non-statutory stock options to non-employee directors. No discretionary options or other awards can be granted under the 2003 Director Plan; rather, options to purchase 10,000 shares (subject to adjustment for stock splits, reverse stock splits, stock dividends, recapitalizations or other similar changes in capitalization) are granted automatically (i) to each person who becomes a non-employee director after the date the 2003 Director Plan was approved by our stockholders and (ii) to each non-employee director on each date on which our annual meeting of the stockholders is held; provided that such non-employee director does not then hold any options under the 1993 Director Option Plan that have not vested as of that date. The exercise price per share of any of these stock options is the fair market value of one share on the date of grant. While our shares are listed on a national securities exchange or other nationally recognized trading system such as NASDAQ, this will be the closing price per share on the trading day of our annual stockholders’ meeting. Each non-employee director stock option is fully vested and exercisable in full on the date of grant. These options are exercisable until the tenth anniversary of the date of grant. For fiscal 2014 and 2015, our grant of shares of the restricted stock made to the non-employee directors under the 2007 Stock Incentive Plan were made in lieu of the 10,000 share annual meeting options grant provided for under the 2003 Director Plan.

In June 2013, the Compensation Committee recommended, and the Board of Directors approved an increase in the number of shares of restricted stock granted to each non-employee director annually to 25,000 shares for each non-employee director identified below, that took effect at the 2013 annual meeting of stockholders. At the same time, the Compensation Committee recommended, and the Board of Directors approved the future designation of a “lead independent director” on the Board who, if appointed, would receive annually an additional 15,000 shares of restricted stock in recognition of the additional responsibilities associated with this position. Until the Merger, Dr. Cheryl Pegus served as the lead independent director.

Summary Director Compensation Table for Fiscal 2015

The table below provides summary information concerning the compensation of each individual who served as a director of Cogentix during the year ended March 31, 2015, other than Robert C. Kill, our current President, Chief Executive Officer and Chairman of the Board of Directors, and Howard I. Zauberman, our former President and Chief Executive Officer. Our compensation to Messrs. Kill and Zauberman is described later in this proxy statement under the heading “Executive Compensation.”

DIRECTOR COMPENSATION – FISCAL 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All other Compensation ($)	Total ($)
David Anderson(3)	24,000	25,750	—	—	49,750
Katsumi Oneda(3)(6)	—	—	—	—	—
Kenneth H. Paulus(3)(5)	—	—	—	—	—
Dr. Cheryl Pegus	$24,000	$41,200	$—	$—	$65,200
Lewis C. Pell(4)	—	—	—	—	—
Kevin H. Roche(3)(5)	—	—	—	—	—
John J. Rydzewski(3)	24,000	25,750	—	—	49,750
James P. Stauner(3)(5)	—	—	—	—	—
Sven A. Wehrwein(3)(5)	—	—	—	—	—

(1)	Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value for restricted stock awards granted to each director in fiscal 2015 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value is determined based on the fair value of our common stock at the date of the grant.
(2)	No option awards were granted to our non-employee directors during the fiscal 2015.
(3)	Messrs. Anderson, Oneda and Rydzewski resigned as directors of Vision and Messrs. Kill, Paulus, Roche, Stauner and Wehrwein became directors of our company in connection with the closing of the Merger on March 31, 2015.
(4)
Mr. Pell was an employee of our company and served as Chairman of the Board of Directors during fiscal 2015 prior to the completion of the Merger.  Mr. Pell did not receive any compensation for his services as a director or Chairman of the Board of Directors of our company during fiscal 2015.  However, Mr. Pell received $32,366 in cash as a salary for his service as an employee of our company during the fiscal 2015 and also received service of driver and secretarial support for which our company paid $35,000 and $52,000 in cash, respectively, during fiscal 2015.

(5)
The following table shows, for each of Uroplasty non-employee directors, information concerning annual compensation earned for services in all capacities during the fiscal year ended March 31, 2015. Mr. Kill did not receive compensation as a director or Chairman of the Board of Uroplasty.

Name	Fees Earned or Paid in Cash	Stock Awards(i)	Stock Option Awards	All Other Compensation	Total
Kevin H. Roche	$26,060	$35,000	-	-	$61,060
Kenneth H. Paulus	8,029	$35,000	-	-	43,029
James P. Stauner	41,000	$35,000	-	-	76,000
Sven A. Wehrwein	42,681	$35,000	-	-	77,681

(i)
Represents the grant date fair value of restricted stock that generates compensation expense of $134,560 for fiscal year 2015 and $5,758 for fiscal year 2016. Each Uroplasty director received a restricted stock grant with the number of shares of restricted stock determined by dividing $35,000 by the closing stock price on the day of the annual meeting, rounded up to the nearest 25 shares.  The restricted stock vests six months from the date of grant. No director of Uroplasty received any non-qualified stock options in fiscal 2015.

(6)	Mr. Oneda did not receive any compensation for his service as a non-employee director of our company during the fiscal 2015.

EXECUTIVE COMPENSATION

Overview – Compensation Objectives and Philosophy

The compensation we provide to our executive officers is designed both to attract and retain high quality executives to advance our business, and to provide both short-term and long-term incentives to those executives to enhance our performance. We set the level of compensation for our executive officers to attract and retain managers capable of accommodating rapid growth. With the transition of our executive officers in connection with the closing of the Merger, the compensation decisions of our Board of Directors will emphasize recruitment and retention of the new executive team. Our compensation disclosure in this proxy statement that covers the fiscal year ended March 31, 2015 relates to our compensation philosophy and practices prior to the Merger. Subsequent to the Merger, our compensation philosophy and practices have been following, and will follow, those of Uroplasty.

Role of the Compensation Committee. The Compensation Committee is responsible for establishing and administering compensation for our executive officers, including our Chief Executive Officer, and exercising oversight of compensation practices for all employees, including strategies for attracting, developing and motivating employees. Each of the members of the Compensation Committee is an “independent director” under the listing standards of NASDAQ and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.  The Compensation Committee has authority to determine all compensation applicable to our executive officers.

In setting executive compensation for our executive officers for our fiscal 2015 prior to the completion of the Merger, the Compensation Committee considered the following primary factors:

•	driving sustainable growth of our company;

•	progressively improving our operating and financial performance;

•	fostering an innovative and entrepreneurial corporate culture; and

•	delivering superior investment returns to our stockholders.

The key factors that the Compensation Committee examined above when designing compensation programs for prior fiscal years have included the competitiveness of our programs in the market. We have historically determined that our company’s executive compensation practices should place a greater emphasis on corporate performance rather than individual performance. Accordingly, our executive compensation has been designed to motivate executives by aligning a substantial portion of their compensation with the achievement of corporate goals.

Subsequent to the Merger, our compensation programs for our executive officers will be designed to achieve the following primary objectives:

•	focus executive behavior on achievement of our annual and long-term objectives and strategy;

•	provide a competitive compensation package that enables us to attract and retain, on a long-term basis, talented executives; and

•	align the interests of management and stockholders by providing management with long-term incentives through equity ownership.

Accordingly, the Compensation Committee of our company will also consider the following additional factors in designing our executive compensation program to further promote and achieve our compensation objectives:

•	each executive’s position within the company and the level of responsibility;

•	the ability of the executive to affect key business initiatives;

•	the executive’s individual experience and qualifications;

•	company and individual performance; and

•	the executive’s current and historical compensation levels.

The Compensation Committee of our company will (i) meet to discuss the executive compensation plan for the upcoming fiscal year in the fourth fiscal quarter of each fiscal year, (ii) retain the assistance of a compensation consultant to the extent it believes advisable, and (iii) then formally establish and approve the executive compensation plan prior to the first regular meeting of the Board of Directors during the fiscal year to which the plan will apply. The Compensation Committee will receive input on the proposed plan from the Chief Executive Officer with respect to the proposed operating plan for the following fiscal year. The Chief Executive Officer will participate in the Compensation Committee’s discussions regarding the compensation of executives, except his own compensation. The Chief Executive Officer will not participate in the approval of his own compensation. All compensation decisions made by the Compensation Committee will be discussed with the full Board, normally at the first regularly scheduled Board meeting during the fiscal year to which the plan applies.

Overview of Elements of Executive Compensation Program

The executive compensation program for the fiscal year ended March 31, 2015, prior to the completion of the Merger, consisted of:

•	Base salary;

•	Performance bonus; and

•	Long-term equity incentive compensation.

Base Salary.  We pay base salaries for our executive officers to provide a base-level of compensation to them in consideration of the services they perform for us. We recognize that our financial success and the achievement of our long-term objectives is largely dependent upon the experience, skills and efforts of our executive management and that the compensation we pay must be competitive in order to recruit and retain our executive management team.

The base salaries of our executive officers are primarily established based on the scope of their responsibilities, taking into account competitive market compensation paid by other small-cap, medical device public companies for similar positions and adjusted as necessary to recruit or retain specific individuals. Other factors affecting executive base salaries are each executive officer’s level of experience and an evaluation of the individual's contribution to our success.

The amount of salary paid during fiscal 2015 to each of our named executive officers is shown in the Summary Compensation Table below. The Compensation Committee sets the annual base salaries for the named executive officers after reviewing each individual's level of responsibility, experience and performance and with input from the Chief Executive Officer (other than with respect to his own compensation).

Performance Bonus and Long-term Equity Incentive Compensation. The Compensation Committee previously determined to provide for the possibility of discretionary bonuses intended to achieve the broad goals outlined above for our compensation program. Accordingly, the Compensation Committee adopted a Performance Incentive Plan (the “Performance Plan”) that provided for the payment of bonuses to our executive officers and other senior managers based on the attainment of specified company performance and individual executive objectives. However, in order to preserve our cash flow, the Compensation Committee determined that it would be in our interest to award shares of restricted stock in lieu of cash bonuses under the Performance Plan.

Any payments that were to be due under the Performance Plan on account of fiscal 2015 performance were paid in shares of restricted stock awarded under our 2007 Amended and Restated Stock Incentive Plan and were intended to vest over four years. Thus, the Performance Plan was designed both to motivate executives  to maximize our company’s performance in the year in which they are granted restricted shares and to provide long-term retention incentive for the vesting period with respect to those shares that become eligible to vest based on our company’s performance. Our goal in creating the Performance Plan was to more closely align executive compensation with the achievement of key corporate objectives, thereby motivating participants to perform to the best of their ability in making our company successful and thereby increase stockholder value. The program was designed to focus management’s attention on key company priorities and goals and to attract, retain and reward results-oriented executives. The Compensation Committee believes a senior management team that is providing strong performance should be able to satisfy the performance measures under the Performance Plan in most, but not all, fiscal years.

Each participant had a target incentive opportunity equal to a percentage of their respective annual base salary. On an annual basis, the Compensation Committee determined the target incentive opportunity to be applied. The target incentive opportunity was the amount to be paid if our company met all of its performance objectives. The actual payout to participants could be lower or equal to the target incentive opportunity.

With guidance from the Board of Directors, the Compensation Committee determined the performance measures that supported our business plan for fiscal 2015 and the appropriate weighting for each performance measure. Revenue growth (“Revenue”) and Earnings (Loss) before Interest and Taxes (“EBIT”) were used as performance measures. A “minimum,” “target” and “maximum” performance level for each of the annual performance measures were set each year. Performance below the minimum would result in no payment for that performance measure. Performance exceeding expectations would result in additional payouts up to the allowed maximum. At the target performance level, participants were to receive 100% of their target incentive opportunity. The Compensation Committee had discretion to increase or decrease payout amounts under the Performance Plan, to utilize cash or shares of restricted stock to fund payments under the Performance Plan and to amend or revise the performance targets and to establish new targets.

The general performance measures set by the Compensation Committee under the Performance Plan were as follows: (1) Company Revenue and EBIT performance (“Company Component”) and (2) individual executive performance milestones (“Individual Component”), with each performance measure accounting for 66% and 34%, respectively, of the target incentive opportunity. The target incentive opportunity for the CEO was 40% of the annual base salary; for certain other executive officers, it was 30% of the executive officer’s annual base salary; and for certain director level management employees, it was 15-25% of the manager’s base salary.

Upon achieving 100% of our target Revenue budget and meeting a specified EBIT level, management were to receive 33% of their bonuses, and upon achieving 110% of our target Revenue budget and meeting a specified EBIT level, management were to receive 66% of their bonuses. Irrespective of whether our company had achieved the Revenue and EBIT targets, individuals were to receive 34% of their eligible bonus if their individual performance goals were met.

These levels at which the Compensation Committee set the performance measures were intended to be challenging in order to encourage our executive management to aggressively pursue the Company’s financial goals. However, these performance measures were also intended to be attainable, with the Compensation Committee’s expectation that the participants will achieve at least 67% of the target if they successfully execute the strategies and tactics developed under our company’s strategic plan and meet their individual performance goals.

Performance bonuses in the form of grants of shares of restricted stock made to the following named executive officers for our fiscal 2015 were as follows:

Named Executive	2015 Target Annual Performance Bonus As Percent of Base Salary	Target 2015 Performance Bonus in grants of shares of restricted stock*	Actual 2015 Performance Bonus*
Howard Zauberman	40%	$100,000	$100,000
Mark Landman	30%	51,000	51,000
Jitendra Patel	30%	46,500	46,500

* Upon closing of the Merger, which was considered a “change in control” under the Performance Plan and triggered the lapsing of all restrictions on all of the shares of restricted stock granted to the named executives in this table, these shares of restricted stock became fully vested although the named executives would not have been granted the full amounts shown in this table based upon their actual performance results during the fiscal 2015.

Other Elements of Compensation.  Executive officers also participated in various medical, dental, life, and disability benefit programs that were generally made available to all employees for our fiscal 2015. Except as noted in the “Summary Compensation Table for Fiscal 2015” below, we did not provide perquisites to our executive officers other than those available to all employees generally for our fiscal 2015.

Summary Compensation Table for Fiscal 2015

The table below provides summary compensation information concerning all compensation awarded to, earned by or paid to the individuals that served as (i) our principal executive officers during the fiscal years ended March 31, 2015 and March 31, 2014, respectively, regardless of compensation level, and (ii) our two most highly compensated executive officers other than our principal executive officer, who were serving at the end of the fiscal year ended March 31, 2015, and two additional individuals for whom disclosure would have been provided pursuant to the applicable regulations under the Exchange Act but for the fact that the individuals were not serving as executive officers of our company at the end of the fiscal year ended March 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)	All Other Compen-sation ($)		Total ($)

Robert C. Kill(3)

President, Chief Executive Officer and
Chairman of the Board	2015	—	—	—	—	—	—		—

Brett A. Reynolds(3)

Senior Vice President, Chief Financial Officer
and Corporate Secretary	2015	—	—	—	—	—	—		—

Darin Hammers(3)

Senior Vice President of Global Sales and
Marketing	2015	—	—	—	—	—	—		—

Howard I. Zauberman	2015	250,000	—	100,000	252,018	—	—		602,018
	2014	210,923	—	—	358,045	—	21,918	(5)	590,886
Former President and Chief Executive Officer

Mark Landman(4)	2015	170,000	—	51,000	—	—	—		221,000
	2014	170,000	—	—	—	—	—		170,000
Vice President, Disposable Operations

Jitendra Patel(4)	2015	155,000	—	46,500	—	—	4,500	(6)	206,000
	2014	155,000	—	—	—	—	4,500		159,500
Vice President, Industrial Division

(1)	Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value for restricted stock awards granted to each executive officer in fiscal 2015 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value is determined based on the fair value of our common stock at the date of the grant.

(2)	Represents the aggregate grant date fair value for option awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. Details of the assumptions used in valuing these awards are set forth in Note 5 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

(3)	Mr. Kill became the President, Chief Executive Officer and Chairman of the Board of our company upon the closing of the Merger. Mr. Reynolds became the Senior Vice President, Chief Financial Officer and Corporate Secretary of our company upon the closing of the Merger. Mr. Hammers became the Senior Vice President of Global Sales and Marketing of our company upon the closing of the Merger. Messrs. Kill, Reynolds and Hammers were the only executive officers of our company at the end of our fiscal 2015. The following table summarizes the compensation earned or paid to Messrs. Kill, Reynolds and Hammers by Uroplasty for the fiscal year ending March 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(i)	Stock Awards ($)(ii)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	All Other Compen-sation ($)(iii)	Total ($)

Robert C. Kill
President, Chief Executive Officer	2015	500,000	390,000	463,871	-	-	46,010	1,399,881
and Chairman of the Board

Brett A. Reynolds
Senior Vice President, Chief Financial Officer	2015	260,000	101,400	248,502	-	-	9,386	619,288
and Corporate Secretary

Darin Hammers
Senior Vice President of	2015	260,000	101,400	248,502	-	-	8,457	618,359
Global Sales and Marketing

(i)	Represents cash bonuses earned under our management incentive plan for our fiscal 2015.
(ii)	Represents the grant date value of restricted stock. On April 21, 2014, Mr. Kill, Mr. Reynolds and Mr. Hammers were granted 101,726, 54,496 and 54,496 shares respectively.
(iii)	Represents employer discretionary 401(k) contributions. All other perquisites and benefits for each named executive officer were less than $10,000 in the fiscal year reported, except for Mr. Kill who received $36,000 of stipend from the company in June 2014 to pay the premium for his personal disability insurance policies.

(4)	Each of Messrs. Landman and Patel served as an executive officer of our company during our fiscal 2015 ended March 31, 2015, but was not an executive officer at the end of our fiscal 2015.

(5)	Consists of payment for his strategic advisory consulting services provided to us before Mr. Zauberman was hired as our interim CEO on May 13, 2013.

(6)	Consists of automobile allowance.

Outstanding Equity Awards at Fiscal Year End

The table below provides information regarding unexercised stock option awards held by each of our named executive officers that remained outstanding at March 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2015

		Option Awards				Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares that have not vested (#)	Market value of shares that have not vested(1) ($)
Robert Kill(2)	12/6/2010	3,560	-	7.24	12/5/2017	-	-
	9/14/2011	3,978	-	6.65	9/13/2018	-	-
	9/12/2012	5,104	-	5.18	9/12/2019	-	-
	7/23/2013	169,545	339,089	3.23	7/22/2020	-	-
	4/21/2014	-	-	-	-	101,726	170,899.68
Brett Reynolds(2)	8/12/2013	24,221	48,441	4.09	8/11/2020	24,221	40,691.28
	4/21/2014	-	-	-	-	54,496	91,553.28
Darin Hammers(2)	2/11/2013	48,441	24,221	3.62	2/10/2020	24,221	40,691.28
	8/12/2013	-	-	-	-	24,221	40,691.28
	4/21/2014	-	-	-	-	54,496	91,553.28
Howard Zauberman(3)	5/13/2013	49,999	-	5.40	3/30/2018	-	-
	8/9/2013	20,000	-	4.70	3/30/2018	-	-
	11/8/2013	20,000	-	4.50	3/30/2018	-	-
	2/7/2014	20,000	-	6.20	3/30/2018	-	-
	5/8/2014	20,000	-	5.20	3/30/2018	-	-
	8/6/2014	20,000	-	4.85	3/30/2018	-	-
	11/4/2014	20,000	-	5.10	3/30/2018	-	-
	2/2/2015	20,000	-	2.70	3/30/2018	-	-
Mark Landman(3)	7/25/2005	4,000	-	10.25	7/25/2015	-	-
	3/31/2006	3,000	-	8.75	3/31/2016	-	-
	4/4/2007	2,250	-	5.50	4/4/2017	-	-
	5/29/2008	5,000	-	24.40	5/29/2018	-	-
	4/1/2009	1,526	-	6.40	4/1/2019	-	-
	8/18/2009	15,000	-	4.90	8/18/2019	-	-
	2/1/2011	500	-	7.85	2/1/2021	-	-
	11/7/2011	10,000	-	11.45	11/7/2021	-	-
	11/26/2012	6,000	-	5.50	11/26/2022	-	-
Jitendra Patel(3)	7/25/2005	2,000	-	10.25	7/25/2015	-	-
	3/31/2006	2,000	-	8.75	3/31/2016	-	-
	8/8/2007	2,000	-	6.35	8/8/2017	-	-
	5/29/2008	14,999	-	24.40	5/29/2018	-	-
	4/1/2009	1,314	-	6.40	4/1/2019	-	-
	10/15/2009	8,000	-	7.10	10/15/2019	-	-
	4/15/2010	8,499	-	4.85	4/5/2020	-	-

(1)	Calculated as the number of restricted stock awards that have not vested multiplied by the closing stock price on 3/31/2015 of $1.68.

(2)	Messrs. Kill, Reynolds and Hammers became and were the only executive officers of our company at the end of our fiscal 2015.

(3)	Each of Messrs. Zauberman, Landman and Patel served as an executive officer of our company during our fiscal 2015 ended March 31, 2015, but each of them was not an executive officer at the end of our fiscal 2015.

Post-Termination Severance and Change in Control Arrangements

As described under the heading “—Employment and Other Agreements,” we have entered into employment agreements with certain of our executive officers that provide for certain severance and change of control benefits.  The following table illustrates the potential payments payable upon termination of each of Messrs. Kill, Reynolds and Hammers, those of our named executive officers who are employed by our company and serving as executive officers on the date of this proxy statement, under various scenarios triggering benefits under the employment agreements and Uroplasty’s 2006 Amended Stock and Incentive Plan, as assumed by our company. For calculation purposes, an effective date of April 1, 2015 is assumed.

Name	Executive Benefits and Payments	Without Cause Termination(1) ($)	Upon a Change in Control(2) ($)	Without Cause or Good Reason Termination Following a Change in Control ($)(2)
Mr. Kill	Lump Sum Payment Based on Salary	500,000	--	1,000,000
	Annual Bonus Payment(4)	400,000	--	800,000
	Acceleration of Unvested Equity Awards(3)	--	171,000	--
	Health and Welfare Benefits(5)	36,000	--	--
	Total	936,000	171,000	1,800,000

Mr. Reynolds	Lump Sum Payment Based on Salary	260,000	--	260,000
	Annual Bonus Payment(4)	--	--	104,000
	Acceleration of Unvested Equity Awards(3)	--	132,000	--
	Total	260,000	132,000	364,000

Mr. Hammers	Lump Sum Payment Based on Salary	260,000	--	260,000
	Annual Bonus Payment(4)	--	--	104,000
	Acceleration of Unvested Equity Awards(3)	--	132,000	--
	Total	260,000	132,000	364,000

(1)	“Cause” as defined in the employment agreements.

(2)	Represents amounts that would be paid pursuant to a “change in control” of our company as defined in the employment agreements.

(3)	Unvested equity awards accelerate upon a change of control of our company pursuant to Uroplasty 2006 Amended Stock and Incentive Plan. For unvested stock options the value is based on number of unvested option shares multiplied by the difference between: (a) $1.68, the closing price of a share of Cogentix Medical’s common stock underlying the unvested stock options as reported by NASDAQ on March 31, 2015; and (b) the exercise price of the options. For unvested restricted stock awards the value is based on the number of unvested restricted shares multiplied by $1.68, the closing price of a share of Cogentix Medical’s common stock as reported by NASDAQ on March 31, 2015.

(4)	Represents annual bonus payment at 100% of the executive officer’s target amount.

(5)	If the executive elects COBRA coverage under Cogentix Medical’s group health and dental plans, we will pay the excess of the executive’s COBRA premium over the amount the executive was paying as an active employee for coverage under Cogentix Medical’s group health and dental plans for up to 12 months. Life insurance coverage provided for 12 months at a cost no more than the executive paid as an active employee.

Employment and Other Agreements

Robert C. Kill, President, Chief Executive Officer and Chairman of the Board.  Upon completion of the Merger, Mr. Kill, Uroplasty’s then chairman of the board, president and chief executive officer, became the Chairman of the Board, President and Chief Executive Officer of our company.

Brett A. Reynolds, Senior Vice President, Chief Financial Officer and Corporate Secretary. Upon completion of the Merger, Mr. Reynolds, Uroplasty’s then Senior Vice President, Chief Financial Officer and Corporate Secretary, became Senior Vice President, Chief Financial Officer and Corporate Secretary of our company.

Darin Hammers, Senior Vice President of Global Sales and Marketing.  Upon completion of the Merger, Mr. Hammer, Uroplasty’s then Senior Vice President, Global Sales and Marketing, became Senior Vice President, Global Sales and Marketing of our company.

Howard I. Zauberman, Former President and Chief Executive Officer.  Effective upon completion of the Merger, Mr. Zauberman resigned as the President and Chief Executive Officer of our company.  As per Mr. Zauberman’s employment agreement, our company paid Mr. Zauberman the aggregate amount of $125,000 shortly after completion of the Merger.

Uroplasty had employment agreements with each of Messrs. Kill, Reynolds and Hammers. Our company assumed these employment agreements in connection with the closing of the Merger as of March 31, 2015. Among other things, such employment agreements require our company to provide compensation to Messrs. Kill, Reynolds and Hammers upon their termination without cause, upon a change in control of our company and upon termination without cause or for good reason following a change in control of our company. Contemporaneously with the execution of the employment agreement, each Uroplasty executive officer executed an Employee Confidentiality, Inventions, Non-Solicitation and Non-Compete Agreement, under which the named executive officer agreed not to disclose confidential information, to assign to our company without charge all intellectual property relating to its business which is created or conceived during the term of employment, to not encourage employees to leave employment for any reason and to not compete with us during the term of employment and for a period of 12 to 18 months thereafter.

Fiscal 2016 Compensation

Base Salary

Since the closing of the merger on March 31, 2015, there has been no change to the base salary or bonus opportunity of any of our named executive officers.

Performance Bonus

In fiscal 2015, Uroplasty provided its named executive officers with the opportunity to earn short-term cash incentive compensation through its Management Incentive Plan (“MIP”).  The MIP is designed to provide a direct financial incentive to Uroplasty’s key management, including the named executive officers, for the achievement of, or surpassing, specific company performance goals. The MIP for the fiscal 2015 was based on both company and individual performance goals.  The MIP for the fiscal 2015 was funded based upon achieving consolidated company revenue growth.  The MIP for the fiscal 2015 would fund at 100% of an individual executive officer’s target bonus if Uroplasty’s fiscal 2015 revenue exceeded fiscal 2014 revenue by 10%.  The MIP for the fiscal 2015 began to fund at 10% of an individual’s target bonus at 1% total revenue growth in fiscal 2015 and maximum plan funding was at 200% of target bonus at 21% total revenue growth.  Fiscal 2015 revenue growth, on a constant currency basis, was 9.3% over fiscal 2014 and resulted in bonus funding of 97.5% of target.  Each Uroplasty officer had been assigned individual performance goals.  Each individual executive officer’s incentive compensation is based upon the percentage by which the executive officer has achieved individual performance objectives, multiplied by the percentage achievement of the revenue growth objectives, and multiplied by the targeted percentage of salary assigned to the executive officer. With the successful closing of the Merger with Vision-Sciences on March 31, 2015, each former executive officer of Uroplasty was deemed to have met his individual performance goals. As a result, in April 2015, Messrs. Kill, Reynolds and Hammers were paid bonuses under the MIP for the fiscal 2015 in the amounts of $390,000, $101,400 and $101,400, respectively.

 In April 2015, the Compensation Committee of Cogentix approved the MIP for fiscal 2016.  The MIP for fiscal 2016 for executive officers is based upon:

•	Achievement of revenue objectives for the products of the former Vision-Sciences (50%)
•	Achievement of revenue objectives for the products of the former Uroplasty (25%)
•	Achievement of individual performance objectives (25%)

For the revenue objective for the products of the former Vision-Sciences, the MIP for fiscal 2016 will pay at 100% of target bonus for this objective if fiscal 2016 revenue from products of former Vision-Sciences exceeds fiscal 2015 revenue from the comparable products by 18.7%.  The MIP for fiscal 2016 starts to fund at 25% of target bonus at 10% revenue growth in fiscal 2016, and maximum plan funding is 200% of target bonus at 24.7% revenue growth.

For the revenue objective for the products of the former Uroplasty, the MIP for fiscal 2016 will pay at 100% of target bonus for this objective if fiscal 2016 revenue from the products of the former Uroplasty exceeds fiscal 2015 revenue from the comparable products by 5.9%.  The MIP for fiscal 2016 starts to fund at 50% of target bonus when fiscal 2016 revenue exceeds fiscal 2015, revenue and maximum plan funding is 200% of target bonus at 11.2% revenue growth.

For fiscal 2016, the individual performance objectives were focused principally on:

•	Achieving product line revenue targets for fiscal 2016;
•	Attainment of various goals and tactics in support of the Cogentix operating plan;
•	Attainment of various objective related to the integration of Uroplasty and Vision-Sciences;
•	Department specific goals or development objectives for functional areas the executive officer was responsible for; and
•	Individual opportunities for professional development.

The following table describes potential bonus opportunity for each of our named executive officers under the MIP for fiscal 2016 as represented by both the percentage of base salary of each such officer and the dollar amount.

Name	Target FY2016 Bonus Opportunity as % of Base Salary	Target FY2016 Bonus Opportunity
Mr. Kill	80%	$400,000
Mr. Reynolds	40%	$104,000
Mr. Hammers	40%	$104,000

Long-Term Incentive Compensation

 In April 2015, the Compensation Committee reviewed equity compensation to our executive officers. Based upon a review of total compensation and equity compensation for the fiscal 2016, the Compensation Committee granted restricted stock and stock options to certain members of management, including our executive officers.  Effective as of April 27, 2015, 200,000 shares of restricted stock and 200,000 stock options were granted to Mr. Kill. Mr. Reynolds received 30,000 shares of restricted stock and 70,000 stock options. Mr. Hammers received 50,000 shares of restricted stock and 100,000 stock options.  The restricted stock will vest over a three year period, with one-third vesting on each of April 27, 2016, 2017 and 2018.  The options have a seven-year term and vest over a three year period, with one-third vesting on each of April 27, 2016, 2017 and 2018.  The exercise price of the stock options is $1.64, the closing stock price of the company on April 27, 2015.

RELATED PERSON RELATIONSHIPS AND TRANSACTIONS

Overview

The Governance and Nominating Committee reviews related party transactions and only approves or ratifies a related party transaction when it determines that, upon consideration of all relevant information, the transaction is in, or is not inconsistent with, the best interests of our company and its stockholders. Our policy with respect to transactions in which any of its directors or officers may have an interest, requires that such transaction (i) be on terms no less favorable to our company than could be obtained from unaffiliated third parties and (ii) be approved by the Governance and Nominating Committee and a majority of the uninterested, outside members of the Board of Directors. It is our policy that directors interested in a related party transaction will recuse themselves from any vote relating to a related party transaction in which they have an interest. All related party transactions in fiscal years 2013, 2014 and 2015 and up to the latest practicable date before the printing of this proxy statement were approved in accordance with our policy.

Pell Convertible Notes and Warrants

Concurrently with the execution of the Merger Agreement for the Merger on December 21, 2014, our company and Mr. Pell, then the Chairman of the Board of Directors of Vision, entered into amendments to all of the following convertible promissory notes and warrants held by Mr. Pell. In addition, our company and Mr. Pell agreed to terminate the existing letter agreement dated October 24, 2014, which required Mr. Pell to provide additional liquidity to our company in certain circumstances. The amendments to such convertible promissory notes and warrants held by Mr. Pell and the termination of the October 24, 2014 letter became automatically effective without further action by our company or Mr. Pell on March 31, 2015, the effective time of the Merger. The amendments to the following convertible promissory notes held by Mr. Pell extend the original maturity date of each note from the fifth anniversary of their respective issuance dates to the fifth anniversary of the effective date of the Merger or an earlier change of control (as defined in the amendments). The amended convertible promissory notes may be subordinated to loans incurred by our company to finance certain strategic initiatives, in each case as reasonably approved by Mr. Pell.

•	2012 Note – On September 19, 2012, our company entered into a $20.0 million revolving convertible promissory note with Mr. Pell. The 2012 note accrues annual interest, payable annually, at the rate of 0.84%. The 2012 note, as amended, must be repaid in full on or before the fifth anniversary of the effective date of the Merger or an earlier change of control (as defined in the note, as amended), but may be prepaid by our company upon 15 days’ notice to Mr. Pell, without other premium or penalty, with a combination of cash and common stock. Our company will be required to repay all amounts outstanding under the 2012 note upon an event of default, as defined in the note. The outstanding principal amount of the 2012 note, as amended, is convertible at any time prior to maturity, but not until after three years following the effective date of the Merger or, if earlier, three days prior to the record date for the declaration of any dividend or distribution on our common stock in cash or other property other than common stock, at Mr. Pell’s option, into our shares of common stock at a conversion price of $6.00 per share; provided that, regardless of the foregoing, such principal amount may be converted earlier prior to a change in control or in connection with our prepayment of the 2012 note, as amended. As of June 15, 2015, our company had $20.0 million in outstanding principal borrowings under the 2012 note, as amended. No principal or interest was paid during fiscal 2015.

•	2013 Note – On September 25, 2013, our company entered into a $3.5 million revolving convertible promissory note with Mr. Pell. The 2013 note accrues annual interest, payable annually, at the rate of 1.66%. The 2013 note, as amended, must be repaid in full on or before the fifth anniversary of the effective date of the Merger or an earlier change of control (as defined in the note, as amended), but may be prepaid by our company upon 15 days’ notice to Mr. Pell, without other premium or penalty, with a combination of cash and common stock. Our company will be required to repay all amounts outstanding under the 2013 note upon an event of default, as defined in the 2013 note. The outstanding principal amount of the 2013 note is convertible at any time prior to maturity, but not until after three years following the effective date of the Merger or, if earlier, three days prior to the record date for the declaration of any dividend or distribution on our common stock in cash or other property other than common stock, at Mr. Pell’s option, into our shares of common stock at a price of $4.45 per share; provided that, regardless of the foregoing, such principal amount may be converted earlier prior to a change in control or in connection with our prepayment of the 2013 note, as amended. As of June 15, 2015, our company had outstanding principal borrowings of $3.5 million under the 2013 note, as amended. No principal or interest was paid during fiscal 2015.

•	2014 Note – On June 16, 2014, our company entered into a $5.0 million revolving convertible promissory note with Mr. Pell. This 2014 note accrues annual interest, payable annually, at the rate of 1.91%. The 2014 note, as amended, must be repaid in full on or before the fifth anniversary of the effective date of the Merger or an earlier change of control (as defined in the note, as amended), but may be prepaid by our company upon 15 days’ notice to Mr. Pell, without other premium or penalty, with a combination of cash and common stock. Our company will be required to repay all amounts outstanding under the 2014 note upon an event of default, as defined in the 2014 note. The outstanding principal amount of the 2014 note is convertible at any time prior to maturity, but not until after three years following the effective date of the Merger or, if earlier, three days prior to the record date for the declaration of any dividend or distribution on our common stock in cash or other property other than common stock, at Mr. Pell’s option, into our shares of common stock at a price of $5.55 per share; provided that, regardless of the foregoing, such principal amount may be converted earlier prior to a change in control or in connection with our prepayment of the 2014 note, as amended. As of June 15, 2015, our company had outstanding principal borrowings of $4.99 million under the 2014 note, as amended. No principal or interest was paid during fiscal 2015.

The largest aggregate amount of all indebtedness to Mr. Pell outstanding at any time during fiscal 2015 was $28.49 million, and amounts payable for interest totaled $524,000 at March 31, 2015.

•	Warrants – Mr. Pell holds three warrants to purchase an aggregate of 376,123 shares of our common stock at a weighted average exercise price of $9.31 per share. The duration in which these warrants may be exercised commences on the earlier of (i) March 31, 2018 or (ii) three days prior to the record date established for the declaration of any dividend or distribution of any rights in respect to our common stock in cash or other property other than our common stock, and terminates the later of (x) the maturity of the convertible promissory notes or (y) the date the convertible promissory notes are paid in full or converted into shares. In addition, the warrants may be exercised immediately prior to a change in control (other than the Merger).

Except as set forth in this section Related Person Relationships and Transactions, none of our directors or executive officers or their associates have any substantial interest, direct or indirect, by security holdings or otherwise, in the matter proposed to be approved by the stockholders as described in this proxy statement.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Stockholder Proposals for 2016 Annual Meeting

Stockholder proposals intended to be presented in our proxy materials relating to our next annual meeting of stockholders for our fiscal 2016 must be received by us on or before March 3, 2016 unless the date of the meeting is changed by more than 30 calendar days from the date of the annual meeting of stockholders for our fiscal 2015, and must satisfy the requirements of the proxy rules promulgated by the SEC.

For any other stockholder proposals to be presented at our next annual meeting of stockholders, Rule 14a-4(c) under the Exchange Act provides that if a proponent of a proposal fails to notify us at the address below at least 45 days prior to the month and day of mailing of the prior year’s proxy statement (or any date specified in an advance notice provision), then the management proxy holders will be allowed to use their discretionary voting authority with respect to the voting of proxies when the proposal is presented at the meeting, without any discussion of the matter in the proxy statement. With respect to our 2016 Annual Meeting of Stockholders, if we are not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in our proxy statement, by May 17, 2016, the management proxy holders will be allowed to use their discretionary authority with respect to the voting of proxies.

Annual Report

We have sent or made available electronically to each of our stockholders a copy of our annual report on Form 10-K (without exhibits) for the year ended March 31, 2015.  The exhibits to our Form 10-K are available by accessing the SEC’s EDGAR filing database at www.sec.gov.  We will furnish a copy of any exhibit to our Form 10-K upon receipt from any such person of a written request for such exhibits upon the payment of our reasonable expenses in furnishing the exhibits.  This request should be sent to: Cogentix Medical, Inc., 5420 Feltl Road, Minnetonka, Minnesota 55343, Attn:  Corporate Secretary.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household unless otherwise instructed by such stockholders.  We will deliver promptly a separate copy of either document to any stockholder upon written or oral request to our Corporate Secretary, at Cogentix Medical, Inc., 5420 Feltl Road, Minnetonka, Minnesota 55343, telephone:  (952) 426-6192.  Any stockholder who wants to receive separate copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.

Cost and Method of Solicitation

In addition to solicitation by mail, our directors, officers, employees and agents, without additional remuneration, may solicit proxies from our stockholders by personal interviews, telephone, fax or other electronic means.  Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of solicitation materials to the beneficial owners of our common stock.  We will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, please exercise your right to vote as soon as possible by completing, signing, dating and returning your proxy card or by using Internet or telephone voting as described on the proxy card or Notice Regarding the Availability of Proxy Materials.

By Order of the Board of Directors,

Brett A. Reynolds
Senior Vice President, Chief Financial Officer and
Corporate Secretary
July 1, 2015
Minnetonka, Minnesota

ANNUAL MEETING OF STOCKHOLDERS OF COGENTIX MEDICAL, INC. July 31, 2015 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-proxies (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Election of Directors: nominees: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) Kenneth H. Paulus Class III director Kevin H. Roche Class III director INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. if no direction is made, this proxy will be voted for all nominees in proposal 1 and for proposal 2. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING Signature of Stockholder Date: Signature of Stockholder Date: note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF COGENTIX MEDICAL, INC. July 31, 2015 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Election of Directors:  nominees: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) Kenneth H. Paulus Class III director Kevin H. Roche Class III director INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016. FOR AGAINST ABSTAIN In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. if no direction is made, this proxy will be voted for all nominees in proposal 1 and for proposal 2. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. Signature of Stockholder Date: Signature of Stockholder Date: note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COGENTIX MEDICAL, INC. proxy for annual meeting of stockholders on July 31, 2015 solicited on Behalf of the Board of directors The undersigned hereby appoints Robert C. Kill and Brett A. Reynolds, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Cogentix Medical, Inc., to be held July 31, 2015 at 5420 Feltl Road, Minnetonka, MN 55343, and at any adjournments or postponements thereof, as follows: (continued and to be signed on the reverse side.)